MASTER NOVATION, STABILIZATION, CONTRIBUTION, ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
DATED AS OF MARCH 5, 2010

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

SCHEDULE A	List Of Credit Enhanced Partnerships, Credit Enhanced Partnership GPs, Credit Enhanced Funds, Credit Enhanced Fund GPs And Investor Return Floor Agreements
SCHEDULE B	Credit Enhanced Fund Bonds
SCHEDULE B-1	Schedule B-1 Bonds
SCHEDULE B-2	Schedule B-2 Bonds
SCHEDULE C	CHC Guaranties
SCHEDULE D	Properties Owned by the Credit Enhanced Local Partnerships
SCHEDULE E	Centerline Controlled General Partners
EXHIBIT 2.1(a)	Form of Novation Agreement
EXHIBIT 2.1(b)	Form of CFin Holdings BTB Swap Agreement
EXHIBIT 2.1(h)	Form of CFin Holdings Gap Confirmations
EXHIBIT 3.1.1	Form of Schedule B-1 Work-Out Agreement
EXHIBIT 3.2	Form of Advance Certification
EXHIBIT 4.1	Bond Servicing Agreement
EXHIBIT 4.2	Asset Management Services
EXHIBIT 4.3	Receivables Assignment
EXHIBIT 4.4	Credit Enhanced Fund Expenses Amounts
EXHIBIT 7.1.10	Entity Ownership Chart
EXHIBIT 7.1.15	UCC Financing Statement

-iii-

Exhibit 10.3
MASTER NOVATION, STABILIZATION, ASSIGNMENT, ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
THIS MASTER NOVATION, STABILIZATION, ASSIGNMENT, ALLOCATION, SERVICING AND ASSET MANAGEMENT AGREEMENT (this “Agreement”) is dated as of March 5, 2010 among CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”), CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, a Delaware limited liability company (“CAHA”), CENTERLINE GUARANTEED MANAGER LLC, a Delaware limited liability company (“Guaranteed Manager”), CENTERLINE FINANCIAL HOLDINGS LLC, a Delaware limited liability company (“CFin Holdings”), CENTERLINE MORTGAGE CAPITAL INC., a Delaware corporation (“CMC”) and NATIXIS FINANCIAL PRODUCTS INC., a Delaware corporation (“Natixis”).
HABENDUM
WHEREAS, CCG through its Affiliate CAHA has sponsored, among other funds, the Credit Enhanced Funds, each of which has as its sole limited partner the respective Credit Enhanced Partnership; and
WHEREAS, Natixis has entered into Investor Return Floor Agreements with each of the Credit Enhanced Partnerships, which Investor Return Floor Agreements are identified on Schedule A; and
WHEREAS, CCG and Natixis are each members of CFin Holdings and CFin Holdings is the sole member of Centerline Financial LLC (“CFin”); and
WHEREAS, CFin has entered into back-to-back swap agreements with Natixis with respect to the Investor Return Floor Agreements (the “Existing CFin BTB Swap Agreements”) for the respective Credit Enhanced Partnerships designated on Schedule A as the CFin BTB Credit Enhanced Partnerships; and
WHEREAS, CCG has entered into back-to-back swap agreements with Natixis with respect to the Investor Return Floor Agreements (the “Existing CCG Primary BTB Agreements”) for the respective Credit Enhanced Partnerships designated on Schedule A as the CCG BTB Credit Enhanced Partnerships and additionally has entered into certain other agreements obligating CCG to reimburse Natixis or otherwise pay for obligations of Natixis under the Investor Return Floor Agreements associated with the CFin BTB Credit Enhanced Partnerships (the “Existing CCG Ancillary BTB Swap Agreements” and together with the Existing CCG Primary BTB Agreements, the “Existing CCG BTB Swap Agreements”), which Existing CCG BTB Swap Agreements have been guaranteed by CHC pursuant to the guaranty agreements listed on Schedule C (the “CHC Guaranties”); and
WHEREAS, each of the Credit Enhanced Funds has acquired Tax Credit Investments in certain Local Partnerships whose Properties are financed by tax-exempt and taxable bond obligations in which CHC holds a continuing interest through the indirect ownership in the

B Certificates that were issued as part of the Bond Transaction, which obligations are listed on Schedule B annexed hereto (the “Credit Enhanced Fund Bonds”); and
WHEREAS, CMC is the primary servicer with respect to the Credit Enhanced Fund Bonds and, as of the date hereof, Centerline Servicing, Inc. (“CSI”) is the subservicer with respect to the Credit Enhanced Fund Bonds and CAHA is the special subservicer with respect to the Credit Enhanced Fund Bonds; and
WHEREAS, the continued performance by those Local Partnerships whose Properties are financed by the Credit Enhanced Fund Bonds is necessary in order to reduce potential obligations to make payments under the Investor Return Floor Agreements and accordingly the obligations under the Existing BTB Swap Agreements; and
WHEREAS, the parties hereto desire that in exchange for CCG entering or causing its Affiliated entities to enter into the agreements and covenants contained herein and performing the obligations contemplated in this Agreement and the other agreements to be entered into pursuant hereto, Natixis will (i) agree to enter into the agreements and covenants contained herein, including a novation of the transactions entered into under the Existing CCG BTB Swap Agreements (the “Novated BTB Transactions”), which Novated BTB Transactions will be novated to and assumed by CFin Holdings, and (ii) release CHC from its obligations under the CHC Guaranties; and
WHEREAS, the parties desire to provide for sources to mitigate the risk of payments on the remaining outstanding obligations of Natixis under the Investor Return Floor Agreements, CFin under the Existing CFin BTB Swap Agreements and CFin Holdings under the Novated BTB Transactions and to provide for the future management of such risks; and
WHEREAS, in order to provide funding for the obligations assumed and created by CFin Holdings pursuant to and as contemplated by this Agreement, CFin Holdings shall enter into the Credit Agreement with Natixis as the Administrative Agent and the Lender.
NOW, THEREFORE, in consideration for the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
1.1 Definitions. Terms not otherwise defined herein shall have the meaning as set forth in the Credit Agreement.
1.1.1 Definitions of Parties and Affiliates. For purposes of this Agreement the respective parties hereto and certain of their Affiliates are defined as set forth below:
CAHA. Centerline Affordable Housing Advisors LLC, a Delaware limited liability company (formerly known as Related Capital Company LLC and as CharterMac Capital LLC).

CCG. Centerline Capital Group Inc., a Delaware corporation (formerly known as Charter Mac Corporation).
Centerline Controlled Entities. Collectively, CHC, CCG, CAHA, CMC, GP Holdings, Guaranteed Manager, the Credit Enhanced Entities, the Middle-Tier Entities and the Centerline Controlled General Partners.
Centerline Controlled General Partners. Collectively, those Local General Partners that are Affiliates of CCG. As of the Closing Date, the Centerline Controlled General Partners are those Persons listed in Schedule E as Centerline Controlled General Partners.
Centerline Parties. Collectively, CHC, CCG, CAHA, Guaranteed Manager, CMC, and CFin Holdings.
Centerline Global Entities. Collectively, CHC, CCG, CAHA, GP Holdings, Guaranteed Manager, the Credit Enhanced Entities, the Middle-Tier Entities and the Local Partnerships.
CFin. Centerline Financial LLC, a Delaware limited liability company.
CFin Holdings. Centerline Financial Holdings LLC, a Delaware limited liability company.
CHC. Centerline Holding Company, a Delaware statutory trust (formerly known as CharterMac).
CMC. Centerline Mortgage Capital Inc., a Delaware corporation.
CSI. Centerline Servicing Inc., a Delaware corporation.
GP Holdings. Centerline GP Holdings LLC, a Delaware limited liability company.
Guaranteed Manager. Centerline Guaranteed Manager LLC, a Delaware limited liability company.
Natixis. Natixis Financial Products Inc. (formerly known as IXIS Financial Products Inc.)
SPV I. Centerline Sponsor 2007-1 Securitization, LLC, a Delaware limited liability company.
SPV II. Centerline Stabilization 2007-1 Securitization, LLC, a Delaware limited liability company.
1.1.2 General Definitions. The following terms shall have the meanings set forth in this Section or elsewhere in the provisions of this Agreement referred to below:

Administrative Agent. The Administrative Agent as defined in the Credit Agreement.
Advance Certification. The term as defined in Section 3.2.
Affiliate. As to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means directly or indirectly possessing the power (i) to vote 10% or more of the capital stock having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise. Notwithstanding the foregoing, neither Natixis and its Affiliates nor Island and its Affiliates shall be deemed to be “Affiliates” of any Centerline Party or any of their respective Affiliates. For the avoidance of doubt, GP Holdings (and its Affiliates) shall be deemed to be Affiliates of the Centerline Parties (and each of their respective Affiliates). As used herein, the term “Affiliated” has a meaning correlative to the term “Affiliate”.
Amended and Restated Credit Enhanced Partnership GP Agreements. Those agreements as defined in Section 2.1(f).
Amendment Inducement Agreement. That certain Amendment Inducement Agreement, dated as of December 14, 2007 by CFin Holdings and CCG for the benefit of Natixis.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
Application. Any payment by CFin Holdings (directly or indirectly) of Debt Service Shortfall Payments, Credit Enhanced Fund Expenses, Stabilization Payments, and Fund Voluntary Loans and any action by CFin Holdings intended to cause Stabilization or any other payment by CFin Holdings to or in respect of any Tax Credit Investment, other than a Stabilization Payment made from Unrestricted Stabilization Sources after the Required Stabilization Date unless a Cash Freeze Event has occurred.
Approval Conditions. The term as defined in the definition of Natixis Approved Properties.
Asset Management Fees. The Asset Management Fees payable pursuant to Section 6.8.E of the respective Credit Enhanced Fund Agreement.
Asset Management Services. Those services set forth in Exhibit 4.2.
Asset Manager. Guaranteed Manager.
Assignment and Subrogation Agreements. Those Assignment and Subrogation Agreements delivered by Guaranteed Manager to Natixis with respect to each Credit Enhanced

Fund, pursuant to which Guaranteed Manager pledged to Natixis its interest as managing member of the respective Credit Enhanced Fund GPs and Credit Enhanced SLPs.
Available Receivables. The term as defined in Section 3.1.3(a)(vi).
B Certificates. Those certain series B certificates held by SPV I in connection with the Bond Transaction.
Bankruptcy or Bankrupt. With respect to any Person, such Person’s making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Person or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Person, or the appointment of a receiver, liquidator, custodian or trustee for such Person or a substantial part of such Person’s assets and, if any of the same occur involuntarily, the same is not dismissed, stayed or discharged within 180 days; or the entry of an order for relief against such Person under the United States Bankruptcy Code.
BOA Credit Agreement. The Revolving Credit and Term Loan Agreement dated as of December 27, 2007 by and among CHC, CCG, those Persons listed as guarantors thereto, Bank of America, N.A. and the other lenders party thereto in their capacities as lenders and Bank of America, N.A., as administrative agent, as the same has been amended to the date hereof, and as further amended as of the date hereof, and as may be amended in the future.
Bond Reimbursement Agreement. That certain Reimbursement, Pledge and Security Agreement dated as of December 1, 2007 between Freddie Mac and SPV I, as the same may be amended or modified from time to time.
Bond Servicer. CMC, as servicer pursuant to the Bond Servicing Agreement, or any successor thereto as servicer.
Bond Special Servicer. CAHA, as special subservicer to Bond Servicer, or any successor thereto as sub-special servicer.
Bond Servicing Agreement. That certain Servicing Agreement dated as of December 1, 2007 between Freddie Mac and CMC, relating to the Bond Transaction, attached hereto as Exhibit 4.1
Bond Transaction. The exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates and the B certificates held as of the date hereof by SPV I for purposes of a securitization of such portfolio that is credit enhanced by Freddie Mac pursuant to that certain Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
BTB Swap Agreements. Collectively, the Existing CCG BTB Swap Agreements, the Existing CFin BTB Swap Agreements and the CFin Holdings BTB Swap Agreement.

Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.
Capital Contributions. With respect to any Credit Enhanced Entity, the capital contributions to be made by its limited partners or members.
Capital Transaction. Any transaction not in the ordinary course of business which results in a Credit Enhanced Fund or Credit Enhanced Local Partnership receiving cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property, financings, and refinancings.
Cash Freeze Event. Any of the following:
(a) any representation or warranty made or deemed made by or on behalf of any Centerline Party or Centerline Controlled Entity in or in connection with this Agreement, the Work-Out Agreements or the Subscription Agreement (collectively, the “Subject Agreements”) or any amendment or modification thereof, or any waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Subject Agreement or any amendment or modification thereof, or any waiver or thereunder, shall be incorrect when made or deemed made in any material respect (it being agreed that at any time under this Agreement there shall be a requirement that any Property be a Natixis Approved Property, the Centerline Parties shall be deemed to have represented and warranted to Natixis at such time that such Property is a Natixis Approved Property);
(b) any Centerline Party or Centerline Controlled Entity shall fail to observe or perform any covenant, condition or agreement contained in any Subject Agreement and such failure shall continue unremedied for a period of 15 or more days;
(c) Stabilization shall not have occurred with respect to the Schedule B-1 Bonds in accordance with and by the date set forth in Section 3.1.1;
(d) the failure by Bond Servicer to enter into Schedule B-1 Work-Out Agreements or Schedule B-2 Preliminary Work-Out Agreements within thirty days of the Closing Date; or
(e) failure to achieve Stabilization with respect to the Schedule B-1 Bonds within nine months following the Closing Date (other than with respect to the Walton Trails Project) and within two years following the Closing Date with respect to the Walton Trails Project.
CCG BTB Credit Enhanced Funds. Those partnerships listed on Schedule A and designated as the CCG BTB Credit Enhanced Funds.
CCG BTB Credit Enhanced Partnerships. Those partnerships listed on Schedule A and designated as the CCG BTB Credit Enhanced Partnerships.
Centerline Stabilization Cap. The term as defined in Section 3.1.1(a)(iii).

CFin BTB Credit Enhanced Funds. Those partnerships listed on Schedule A and designated as the CFin BTB Credit Enhanced Funds.
CFin BTB Credit Enhanced Partnerships. Those partnerships listed on Schedule A and designated as the CFin BTB Credit Enhanced Partnerships.
CFin Distributions. Term as defined in Section 3.1.3(a)(vii).
CFin Holdings Agreement. The First Amended and Restated Limited Liability Company Agreement of CFin Holdings dated as of the date hereof.
CFin Holdings BTB Agreements. Each of the CFin Holdings BTB Swap Agreement, the Novated BTB Transactions and the CFin Holdings Gap Confirmations.
CFin Holdings BTB Swap Agreement. Has the meaning set forth in Section 2.1(b).
CFin Holdings Gap Confirmations. Has the meaning set forth in Section 2.1(h)
CHC Guaranties. Those guaranties as defined in the fifth paragraph of the Habendum and set forth on Schedule C hereto.
Closing Date. The term as defined in Section 6.1.
Code. The Internal Revenue Code of 1986, as amended.
Collateral Release Capital. The term as defined in Section 3.1.3(a)(v).
Credit Agreement. That certain loan agreement dated as of the date hereof between the Administrative Agent, the Lender and CFin Holdings, as borrower.
Credit Agreement Draws. The term as defined in Section 3.1.3(a)(viii).
Credit Enhanced Entities. The Credit Enhanced Funds, the Credit Enhanced Fund GPs, the Credit Enhanced Partnerships, the Credit Enhanced Partnership GPs and the Credit Enhanced SLPs.
Credit Enhanced Fund Agreements. The agreements of limited partnership of the Credit Enhanced Funds, as may be amended from time to time.
Credit Enhanced Fund Bonds. Those bonds as defined in the sixth paragraph of the Habendum.
Credit Enhanced Fund Expenses. Has the meaning set forth in Section 4.4.1.
Credit Enhanced Fund GPs. The general partner of each of the Credit Enhanced Funds, from time to time, each of which as of the date hereof is listed on Schedule A under the heading Credit Enhanced Fund GPs.

Credit Enhanced Fund Group. Each of the Credit Enhanced Entities that have been formed in connection with the formation of a Credit Enhanced Fund, together with any Centerline Controlled General Partners.
Credit Enhanced Funds. Each of the limited partnerships listed on Schedule A under the heading CCG BTB Credit Enhanced Funds and CFin BTB Credit Enhanced Funds.
Credit Enhanced Local Partnerships. Local Partnerships in which a Credit Enhanced Fund has an ownership interest as a limited partner or through a Middle-Tier Entity.
Credit Enhanced Partnership Agreements. The agreements of limited partnership of the Credit Enhanced Partnerships, as may be amended from time to time.
Credit Enhanced Partnerships. Each of the limited partnerships listed on Schedule A under the heading CCG BTB Credit Enhanced Partnerships or CFin BTB Credit Enhanced Partnerships.
Credit Enhanced Partnership GPs. The general partner of each of the Credit Enhanced Partnerships from time to time, each of which as of the date hereof is listed on Schedule A under the heading Credit Enhanced Partnership GPs.
Credit Enhanced SLPs. The special limited partners or special members of the Credit Enhanced Local Partnerships, as defined in the respective Credit Enhanced Fund Agreement.
Debt Service Shortfall Payments. For any Credit Enhanced Local Partnership on any date on which a scheduled principal payment, and/or a scheduled payment of accrued interest, is required to be made on the related Credit Enhanced Fund Bonds, an amount equal to the lesser of:
(a) the amount of funds needed by such Credit Enhanced Local Partnership to enable it to pay the full amount of such scheduled principal and/or interest payment on such scheduled payment date in accordance with the documents governing the relevant Credit Enhanced Fund Bond (after taking into account all other sources of funds available to such Credit Enhanced Local Partnership in accordance with such governing documents if such governing documents provide for prioritization of operating expense payments); and
(b) the amount of such scheduled principal and/or scheduled interest payment that is then due and owing.
Disposition Fee. The Disposition Fee payable to a Credit Enhanced Fund GP or any other Centerline Controlled Entity pursuant to the respective Credit Enhanced Fund Agreement or any other similar or analogous fee.
Drawdown Date. The date on which any loan is made or is to be made pursuant to the Credit Agreement.
Excluded Fee Rights. The term as defined in Section 4.3.1.

Existing CCG Ancillary BTB Swap Agreements. The agreements as defined in the fifth paragraph of the Habendum.
Existing BTB Swap Agreements. Collectively, the Existing CCG BTB Swap Agreements and the Existing CFin BTB Swap Agreements.
Existing CCG BTB Swap Agreements. The agreements as defined in the fifth paragraph of the Habendum.
Existing CFin BTB Swap Agreements. The agreements as defined in the fourth paragraph of the Habendum.
Existing CFin Holdings Capital. The amount as set forth in Section 3.1.3(a)(iv).
Existing CCG Primary BTB Agreements. The agreements as defined in the fifth paragraph of the Habendum.
Extended Schedule B-2 Stabilization Date. The term as defined in Section 3.1.2(a)
Fee Rights. The term as defined in Section 4.3.
Forbearance Election. The term as defined in Section 3.1.1(b).
Forbearance Election Termination Date. The term as defined in Section 3.1.1(b).
15-Year Compliance Period. The 15-year period specified in Section 42(i)(1) of the Code as currently in effect as applicable to each building included in a Property.
Freddie Mac. Federal Home Loan Mortgage Corporation, a shareholder-owned, government-sponsored enterprise organized and existing under the laws of the United States.
Full Distribution Date. The earliest date as of which each of the following has occurred:
(a) the payment in full of all principal, interest and other amounts owing to the Lender and Administrative Agent under the Credit Agreement, Security Agreement and other Loan Documents referred to in the Credit Agreement, and the termination of the commitments under the Credit Agreement; and
(b) the payment in full of all amounts owing to Natixis under the BTB Swap Agreements and the termination of Natixis’ obligations under the Investor Return Floor Agreements.
Fund Management Agreement. The Amended and Restated Fund Management Agreement between Guaranteed Manager and the Credit Enhanced Fund GPs as listed on Schedule A hereto dated as of October 1, 2009, but effective as of November 17, 2003.

Fund Voluntary Loans. Loans made by the partners or other lenders permitted to make loans to either the Credit Enhanced Funds or the Credit Enhanced Partnerships in order to pay expenses of the Credit Enhanced Funds or Credit Enhanced Partnership or to advance funds to the Credit Enhanced Local Partnerships pursuant to and as more fully defined in the Credit Enhanced Fund Agreements and Credit Enhanced Partnership Agreements and referred to therein as “Voluntary Loans,” together with any other obligation evidenced by a Master Note.
GAAP. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Person adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guarantee Fees. Those guarantee fees as defined in each of the respective Credit Enhanced Partnership Agreements.
Guarantee Payment Date. The term as defined in each of the respective Credit Enhanced Partnership Agreements.
Guaranteed Obligations. The term as defined in each of the respective Credit Enhanced Partnership Agreements.
Investor Return Floor Agreements. Each Natixis Investor Return Floor Agreement as defined in each of the Credit Enhanced Partnership Agreements and as set forth on Schedule A under the heading Investor Return Floor Agreements.
Investor Services Agreement. That certain Investor Services Agreement dated as of December 14, 2007 by and among CHC, CSI and CFin,
ISDA. The International Swaps and Derivatives Association, Inc.
Island. Island Capital Company LLC, and its Subsidiaries.
Island Purchaser. C-III Capital Partners LLC, a Delaware limited liability company.
Island Recapitalization. The transaction being consummated, the actions being taken and the conditions being satisfied under or in connection with (x) the Purchase and Sale Agreement by and among Island Purchaser, CHC, CCG, ARcap 2004-RR3 Resecuritization, Inc., ARcap 2005-RR5 Resecuritization, Inc, Centerline Fund Management LLC, Centerline CMBS Fund II Management LLC, Centerline REIT Inc., CM Investor LLC, CMC and

Centerline Mortgage Partners Inc., contemporaneously with closing of this Agreement, and (y) the amendment and restatement of the BOA Credit Agreement.
Last Compliance Period Year. The last taxable year of the 15-year Compliance Period for Properties owned by each of the Credit Enhanced Local Partnerships.
Lender. Collectively, the Lenders party to the Credit Agreement.
Limited Support Guaranty. The term as defined in Section 3.1.5.
Loan Receivables. The term as defined in Section 4.3.
Local General Partners. The general partners or managing members of the Local Partnerships.
Local Partnership Agreements. The agreements of limited partnership or operating agreements, as may be amended, of the Local Partnerships.
Local Partnership Guaranties. The term as defined in Section 3.1.1(a)(i).
Local Partnerships. The term as defined in the definition of Tax Credit Investments.
Master Note. The promissory note issued by each Credit Enhanced Fund to evidence, inter alia, Fund Voluntary Loans.
Material Adverse Effect. (A) An effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Person and its Subsidiaries taken as a whole; or (B) a material adverse effect on (i) the ability of a Centerline Party to perform any of its obligations under any Transaction Document (as defined in the Credit Agreement) or (ii) the rights or benefits available to Natixis or the Lenders under any such Transaction Document.
Middle-Tier Entity. A limited liability company, in which a Credit Enhanced Fund is a member holding all or a portion of the membership interests in such Middle-Tier Entity and which Middle-Tier Entity is a limited partner or member of a Local Partnership.
Mission Del Rio Expiration Date. The term as defined in Section 3.1.2(a).
Mission del Rio Project. The property located in San Antonio, Texas, owned by Chicory Court II LP and which is financed by a Schedule B-2 Bond.
Mission Del Rio Work-Out Agreement. The Schedule B-2 Preliminary Work-Out Agreement for the Mission del Rio Project.
Modified Stabilization Resolution. The term as defined in Section 3.1.3.
Natixis Approval Rights. The term as defined in Section 5.3.

Natixis Approved Properties. Each of the Properties, provided that, at the time of determination, such a Property shall only constitute a Natixis Approved Property if each of the following conditions (the “Approval Conditions”) are satisfied at such time or the Administrative Agent and Lenders have otherwise consented thereto:
(a) such Property complies with the requirements of Section 42 of the Code so that such Property is entitled to claim Tax Credits or if such Property has not been placed in service and commenced its first Credit Year (as defined in Section 42 of the Code), it is anticipated that such Property will be entitled to claim Tax Credits, provided however that such condition shall not be deemed to have been satisfied if at the time of determination:
(i) all Form 8609s with respect to such Property have not been duly completed and filed by the date on which such completion and filing is required in order to claim Tax Credits provided, however that such condition shall not apply to the Mission del Rio Project through December 31, 2010;
(ii) a Form 8823 (or other similar or analogous form) has been received with respect to such Property but only if the conditions cited in the Form 8823 could reasonably be expected to cause such Property to fail to be able to claim more than 95% of the Tax Credits anticipated to be claimed with respect to such property in any year;
(iii) there is an audit by the IRS or any applicable state revenue or taxing authority that is ongoing at the time of determination with respect to such Property which, could reasonably be expected to cause such Property to fail to be able to claim at least 95% of the Tax Credits claimed with respect to such Property or projected to be claimed in any year;
(iv) at the time of determination, any residential unit at such Property included in the Property’s “qualified basis” as such term is defined in Section 42, is unavailable for leasing because of casualty loss and such unit is not in the process of being restored and such inclusion could reasonably be expected to cause such Property to fail to be able to claim at least 95% of the Tax Credits claimed with respect to such Property or projected to be claimed in any year; or
(v) any other event or condition exists with respect to such Property that could reasonably be expected to cause such Property to fail to be able to claim at least 95% of the Tax Credits claimed with respect to such Property or project to be claimed in any year.
(b) the Investor Return Floor Agreement with the Credit Enhanced Partnership that is the holder of the limited partnership interest in the applicable Credit Enhanced Fund investing in such Property is outstanding at such time and the applicable 15-Year Compliance Period for such Credit Enhanced Fund has not expired; and
(c) if historic Tax Credits have been or are projected to be claimed with respect to such Property, all required historic tax credit forms (including, without limitation, NPS Part II and Part III and any state historic tax forms) have been duly completed and filed when due in order to claim historic Tax Credits

Non-Stabilized Bonds. Means each of the Schedule B-1 Bonds and Schedule B-2 Bonds.
Novated BTB Transactions. The transactions as defined in the ninth paragraph of the Habendum and Section 2.1(a).
Novation Agreement. The Novation Agreement as defined in Section 2.1(a).
Operative Event. The term as defined in the respective Assignment and Subrogation Agreements, as amended pursuant to Section 2.1(g) hereof.
Organizational Documents. (i) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
Properties. The real property interests owned by Credit Enhanced Local Partnerships, each of which as of the date hereof is set forth on Schedule D.
Receivables. Each fee, receivable, “voluntary loan”, right to payment or distribution or other economic right or entitlement held by or payable to the Receivable Assignors that are, or are required to be, conveyed by them to CFin Holdings pursuant to the Receivables Assignment and Assumption Agreement, provided that Receivables shall not include the Excluded Fee Rights.
Receivables Assignment. The term as defined in Section 4.3.
Receivables Assignment and Assumption Agreement. The Receivables Assignment and Assumption Agreement dated as of the date hereof, among CFin Holdings and the Receivables Assignors party thereto.
Receivables Assignors. Each Person that has (or is required to) assign Receivables to CFin Holdings pursuant to the Receivables Assignment and Assumption Agreement.
Required Stabilization Date. December 1, 2012, or such later date that the Required Stabilization Date may be extended to pursuant to the Bond Reimbursement Agreement.
Restructuring Documents. The meaning as defined in Section 7.1.5.
Schedule B-1 Bonds. The bonds as defined in Section 3.1.1.

Schedule B-1 Work-Out Agreements. The agreements as defined in Section 3.1.1.
Schedule B-1 Work-Out Sources. Those sources as defined in Section 3.1.1(a).
Schedule B-2 Bonds. The bonds as defined in Section 3.1.2.
Schedule B-2 Preliminary Work-Out Agreements. The agreements as defined in Section 3.1.2.
Schedule B-2 Stabilization Work-Out Agreements. The agreements as defined in Section 3.1.3.
Schedule B-2 Work-Out Agreements. The Schedule B-2 Preliminary Work-Out Agreement and the Schedule B-2 Stabilization Work-Out Agreements.
Schedule B-2 Work-Out Sources. Those sources as defined in Section 3.1.3(a).
Secured Obligations. The term as defined in the Security Agreement.
Security Agreement. The Security Agreement dated as of the date hereof between CFin Holdings and the Administrative Agent.
Series B Adjustments. The term as defined in Section 3.1.1(a)(iii).
Solvent. With respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
Stabilization. With respect to each of the Non-Stabilized Bonds, the definition attributable thereto as set forth in the Stabilization Escrow Agreement (or as otherwise determined with respect to any Non-Stabilized Bond in accordance with the terms of this Agreement), the determination of which shall be made by the Bond Servicer, acting in good faith.
Stabilization Escrow Account. That certain Stabilization Escrow Account as such term is defined in the Stabilization Escrow Agreement.

Stabilization Escrow Agreement. That certain Stabilization Escrow and Security Agreement dated as of December 1, 2007, between Freddie Mac and SPV II, as the same may be amended or modified from time to time.
Stabilization Payments. Those payments as defined in Section 5.3(f).
Stabilization Work-Out Bonds. Collectively, the Schedule B-1 Bonds and the Schedule B-2 Bonds.
Stabilization Work-Out Properties. The Properties as defined in Section 3.1.
Subscription Agreement. That certain Subscription Agreement dated as of the date hereof, between CHC and Natixis.
Stabilization Opinion. With respect to a Work-Out Agreement respecting each Local Partnership and its related debt (including without limitation any tax exempt or taxable municipal bonds) and the consummation of the transactions contemplated therein, an opinion of Paul, Hastings, Janofsky & Walker LLP or other nationally recognized legal counsel reasonably acceptable to Natixis stating that such actions should not: (i) result in the recognition by such Local Partnership of any cancellation of indebtedness income pursuant to Section 108 of the Code; (ii) result in a reallocation of tax credits and/or tax losses pursuant to Section 704(b) of the Code or a reallocation of partnership debt pursuant to Section 752 of the Code; (iii) adversely impact the amount or timing of the Tax Credits or tax benefits to be received during the 15-Year Compliance Period; or (iv) in and of themselves, adversely affect the tax opinion previously rendered by counsel at the time that the Fund was admitted as a limited partner in such Local Partnership.
Subject Agreements. The term as defined in the definition of Cash Freeze Event.
Success Fee Letter. The letter agreement entitled “Success Fee Letter” dated as of the date hereof, between Natixis and CCG.
Tax Credits. Low-income housing tax credits, state low-income housing tax credits, historic rehabilitation tax credits, state historic rehabilitation tax credits and similar tax credits established by state programs, as well as depreciation and losses derived from the single-family and multi-family affordable housing transactions owned by any Local Partnerships that are allocated to the limited partner or investor member of such Local Partnership in accordance with Section 42 of the Code and any applicable state legislation.
Tax Credit Investments. Ownership interests in limited partnerships or limited liability companies (the “Local Partnerships”) in respect of which Tax Credits are allocated to such Local Partnerships.
True-Up Guaranty Fee Payments. The term as defined in Section 3.1.3(a)(iii).
True-Up Payments. Any adjustments to the capital contributions payable by the limited partners of the Credit Enhanced Partnerships pursuant to Section 3.4 of the respective Credit Enhanced Partnership Agreements by reason of the projected benefits to the limited partners as of the date that such adjustment is determined being different from the projected benefits to the limited partner as of the date the capital contributions to be made were initially determined or subsequently determined by reason of an amendment to the respective Credit Enhanced Partnership Agreements).
Unaffiliated Local General Partners. Those Local General Partners as set forth in Section 3.1.1(a)(i).
Unfunded Equity Payments. The term as defined in Section 3.1.3(a)(ii).
Unrestricted Stabilization Sources. The term as defined in Section 3.1.3(a)(v).
Walton Trails Project. The Property located in Atlanta, Georgia owned by Caswyck Trail, LLC, and which is financed by a Schedule B-1 Bond.
Work-Out Agreements. The Schedule B-1 Work-Out Agreements and the Schedule B-2 Work-Out Agreements.
Work-Out Guaranty. The Additional Guaranty and Suretyship Agreements to be executed by CFin Holdings in connection with Schedule B-2 Preliminary Work-Out Agreements providing for the guaranty of Debt Service Shortfall Payments so long as the Property with respect to which such Debt Service Shortfall Payments are made is a Natixis Approved Property.
1.2 Rules of Interpretation.
(a) Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to, or replacement of, such law or regulation.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f) The words “include,” “includes” and “including” are not limiting.
(g) Reference to a particular “Section” refers to that section of this Agreement unless otherwise indicated. Reference to a particular “Exhibit” or “Schedule” refers to that Exhibit or Schedule, as applicable, to this Agreement.

(h) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(j) This Agreement and the other documents delivered in connection herewith are the result of negotiation among, and have been reviewed by counsel to, among others, the respective parties and is the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other documents are not intended to be construed against a Person merely on account of such Person’s involvement in the preparation of such documents.
ARTICLE 2
NOVATION OF CCG SWAP AGREEMENTS, TERMINATION OF CHC GUARANTIES;
ISSUANCE OF REPLACEMENT SWAP CONFIRMATIONS AND CFIN GAP CONFIRMATIONS
2.1 Novation of CCG Swaps, Termination of Amendment and Inducement Agreement and CHC Guaranties, Issuance of Confirmations. On the Closing Date, the following actions will be taken in order to (i) terminate the obligations of CCG and CHC under the Amendment Inducement Agreement and of CHC under the CHC Guaranties, (ii) cause the novation from CCG and the assumption by CFin Holdings of the obligations of CCG under the transactions under the Existing CCG BTB Swap Agreements and (iii) the entry into CFin Holdings Gap Confirmations with respect to amounts paid by Natixis that are not covered by the Existing CFin BTB Swap Agreements:
(a) On the Closing Date, each of Natixis, as remaining party, CCG, as transferor, and CFin Holdings, as transferee, shall enter into a novation agreement in the form attached hereto as Exhibit 2.1(a) (the “Novation Agreement”) pursuant to which the “Transactions” under (and as defined in) the Existing CCG Primary BTB Swap Agreements will be novated to CFin Holdings (the “Novated BTB Transactions”) and will constitute “Transactions” under (and as defined in) the CFin Holdings BTB Swap Agreement referred to in paragraph (b) below.
(b) On or prior to the Closing Date, Natixis and CFin Holdings shall enter into an ISDA 1992 Master Agreement (Multicurrency-Cross Border), together with a Schedule thereto in the form of Exhibit 2.1(b) (the “CFin Holdings BTB Swap Agreement”).
(c) On the Closing Date, CHC will, by the effectiveness of the Novation Agreement, be released and discharged from its obligations under the Existing CCG BTB Swap Agreements, including, without limitation, the CHC Guaranties, which shall be terminated.

(d) On the Closing Date, each of CCG and CHC will, by the effectiveness of the Novation Agreement, be released and discharged from its obligations under the Amendment Inducement Agreement and such agreement shall be terminated.
(e) Within three (3) Business Days of the Closing Date, and pursuant to the terms of the Novation Agreement, Natixis shall return to CCG and CCG shall simultaneously transfer to CFin Holdings all collateral posted to Natixis by CCG pursuant to the credit support annex to the Existing CCG BTB Swap Agreements, it being agreed by CCG that Natixis is hereby authorized to deposit directly such released collateral with CFin Holdings on behalf of CCG.
(f) Effective as of the Closing Date, each of the limited liability company agreements of each of the Credit Enhanced Partnership GPs shall be amended and restated (the “Amended and Restated Credit Enhanced Partnership GP Agreements”) pursuant to which (i) CCG shall assign to CFin Holdings and CFin Holdings shall assume the obligations of CCG as a member of the Credit Enhanced Partnership GPs; (ii) any Guarantee Fees received by each of the Credit Enhanced Partnership GPs shall be transferred to CFin Holdings; and (iii) the rights of the Credit Enhanced Fund GPs, as the managing member of the Credit Enhanced Partnership GPs, shall be modified as provided therein.
(g) Effective as of the Closing Date, the Assignment and Subrogation Agreements shall each be amended and restated to, among other things, provide for the right of Natixis to foreclose upon the interest of Guaranteed Manager in the event of a breach of the obligations of CFin Holdings under the CFin Holdings BTB Agreements.
(h) On the Closing Date, CFin Holdings and Natixis shall enter into confirmations in the form of Exhibit 2.1(h) (the “CFin Holdings Gap Confirmations”).
ARTICLE 3
STABILIZATION OF THE BONDS; DEBT SERVICE SHORTFALL PAYMENTS AND B
CERTIFICATE WRITE-DOWNS
3.1 Work-Out Agreements. In order to induce CFin Holdings to enter into the CFin Holdings BTB Agreements set forth in Section 2.1, the parties hereto agree to take the actions set forth in this Section 3.1 in order to cause Stabilization to occur with respect to the Schedule B-1 Bonds and to provide support to the Schedule B-2 Bonds (collectively, the “Stabilization Work-Out Bonds”) issued in connection with the Properties owned by Credit Enhanced Local Partnerships (the “Stabilization Work-Out Properties”).
3.1.1 Schedule B-1 Work-Out Agreements. Within thirty (30) days following the Closing Date, CCG shall cause Bond Special Servicer to enter into work-out agreements in form and substance satisfactory to Natixis (the “Schedule B-1 Work-Out Agreements”) with each of the Credit Enhanced Local Partnerships whose Properties are financed by those Credit Enhanced Fund Bonds listed on Schedule B-1 (the “Schedule B-1 Bonds”). The Schedule B-1 Work-Out Agreements shall be such agreements as contemplated by Section 5.3(d) of the Bond Reimbursement Agreement to enable the debt service coverage ratio requirements for the

Properties with respect to which the Schedule B-1 Bonds have been issued to meet the requirements for Stabilization under the Bond Reimbursement Agreement, and shall be in substantially the same form as attached hereto as Exhibit 3.1.1, with such changes thereto to which Natixis has given its prior consent, which consent shall not be unreasonably withheld or delayed.
(a) Schedule B-1 Work-Out Sources. The sources to enable the conditions for Stabilization to be met under the Schedule B-1 Work-Out Agreements shall consist of one or more of the following (the “Schedule B-1 Work-Out Sources”):
(i) payments to be made by or on behalf of the respective Credit Enhanced Local Partnerships, including amounts guaranteed for such purpose by the Local General Partners who are not Affiliated with CCG (the “Unaffiliated Local General Partners”) or their respective Affiliates pursuant to guaranties to cause Stabilization to occur and to fund, among other obligations, Debt Service Shortfall Payments until Stabilization has occurred (the “Local Partnership Guaranties”) that are applied to either pay off that portion of the principal amount of the respective Schedule B-1 Bonds or to acquire subordinate debt;
(ii) capital held by the respective Credit Enhanced Funds (directly or through a Middle-Tier Entity) that has not been contributed to the respective Credit Enhanced Local Partnerships in which they have invested by reason of Stabilization not having occurred with respect to the Property of such Credit Enhanced Local Partnership (the “Unfunded Equity Payments”) which is applied to the partial mandatory redemption of the respective Schedule B-1 Bonds (which both CFin Holdings and Natixis agree as of the date hereof may be applied for the purpose of achieving Stabilization without further approval of Natixis or CFin Holdings unless a Cash Freeze Event has occurred); or
(iii) funds to be released (the “Series B Adjustments”) from either (x) the Stabilization Escrow Account or (y) other adjustments to be made to the value of the B Certificates including substitutions of existing obligations under the respective Schedule B-1 Bond with subordinated debt; provided, however, that the amount of the Series B Adjustments required to be made available by the Centerline Parties with respect to the Schedule B-1 Bonds shall be at least Thirty Million Dollars ($30,000,000.00), but not greater than the aggregate amount set forth in Schedule B-1 (the “Centerline Stabilization Cap”).
(b) The Schedule B-1 Work-Out Agreements shall be entered into within thirty (30) days following the Closing Date and true, correct and complete copies thereof shall be delivered to Natixis. The Centerline Parties agree to cause the transactions contemplated thereunder to be completed within nine (9) months of the Closing Date (other than with respect to the Walton Trails Project). Failure to complete such transactions, including the Stabilization of the Properties related to the Schedule B-1 Bonds, shall constitute a Cash Freeze Event. For the purposes of this Section 3.1.1, Stabilization with respect to any Property shall not have occurred until Freddie Mac shall have delivered to the respective trustee under the bond indenture for such Stabilization Work-Out Bond a notification that Stabilization has occurred. The amount and the allocation of the respective Schedule B-1 Work-Out Sources to cause Stabilization to occur are set forth on Schedule B-1 hereto. Natixis and CFin Holdings hereby consent to the use of the Schedule B-1 Work-Out Sources as set forth in Schedule B-1, to the extent that such consent is required under the respective agreements to which it is party. Notwithstanding the foregoing, the Centerline Parties may, with respect to the Walton Trails Project, agree, pursuant to the Schedule B-1 Work-Out Agreement for the Walton Trails Project, to forebear from foreclosing on such Property for up to two years from the Closing Date (the “Forbearance Election Termination Date”) and elect not to continue to make Debt Service Shortfall Payments or cause Stabilization to occur for such Property (a “Forbearance Election”). If a Forbearance Election is made then all amounts that were projected to be applied to the Walton Trails Project as a Series B Adjustment which are not so applied shall be applied to cause Stabilization to occur with respect to one or more Schedule B-2 Bonds within nine months of the Forbearance Election Termination Date making the Forbearance Election, but in any event prior to the Required Stabilization Date. No Series B Adjustments projected to be applied to the Walton Trails Project shall be applied unless such Series B Adjustment causes Stabilization to occur with respect to the Walton Trails Project. It shall be a condition to the consummation of each Schedule B-1 Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance reasonably acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-1 Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered into; provided that it shall not be a condition to performance or consummation of such Schedule B-1 Work-Out Agreement that such Property continue to be a Natixis Approved Property.
For the avoidance of doubt, CFin Holdings shall have no obligations in respect of Debt Service Shortfall Payments for any Schedule B-1 Bond.
3.1.2 Schedule B-2 Preliminary Work-Out Agreements. Within thirty (30) days following the Closing Date, CCG shall cause CAHA in its capacity as Bond Special Servicer to enter into work-out agreements in form and substance satisfactory to Natixis (the “Schedule B-2 Preliminary Work-Out Agreements”) with each of the Credit Enhanced Local Partnerships whose Properties are financed by those Bonds listed on Schedule B-2 (the “Schedule B-2 Bonds”). The Schedule B-2 Preliminary Work-Out Agreements shall be such agreements, as contemplated by Section 5.3(d) of the Bond Reimbursement Agreement, that:
(a) extend the date of mandatory Stabilization for those Schedule B-2 Bonds to a date not earlier than the Required Stabilization Date; provided, however, that the date for entry into the Schedule B-2 Preliminary Work Out Agreement for the Mission del Rio Project shall be extended to December 31, 2010 or such date as the Form 8609s with respect to the Mission del Rio Project have been duly completed and filed (the “Mission del Rio Expiration Date”) (the “Extended Schedule B-2 Stabilization Date”); and
(b) provide credit support to the Credit Enhanced Local Partnership for payment of (x) Debt Service Shortfall Payments with respect to the period until Stabilization occurs but not later than the Required Stabilization Date, which credit support shall be provided by CFin Holdings pursuant to a Work-Out Guaranty, with the first source of funds to pay under such Work-Out Guaranty coming from Loans borrowed under the Credit Agreement, and (y) amounts required to achieve Stabilization, which credit support shall be exclusively provided in the form of a Limited Support Guaranty.

It shall be a condition to the consummation of each Schedule B-2 Preliminary Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance reasonably acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-2 Preliminary Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered into.
3.1.3 Schedule B-2 Stabilization Work-Out Agreements. Each of CCG and Natixis agree that they will commence negotiations with Freddie Mac, in its capacity as majority owner of the Schedule B-2 Bonds, to obtain relief from the Stabilization requirement with respect to the all of Schedule B-2 Bonds, which relief may consist, among other possible actions, of the reduction in interest rate, provision for bifurcating debt service payments into “must-pay” and “cash flow only” obligations, acceptance of a lower debt service coverage ratio for determining whether Stabilization has been achieved and/or provision of subordinate debt, and which alternative remedies may be applied to all or any of the Schedule B-2 Bonds (the “Modified Stabilization Resolution”). Upon reaching such Modified Stabilization Resolution, CCG shall cause CAHA in its capacity as Bond Special Servicer to enter into work-out agreements in form and substance reasonably satisfactory to Natixis (the “Schedule B-2 Stabilization Work-Out Agreements”) with each of the Credit Enhanced Local Partnerships whose Properties are financed by Schedule B-2 Bonds. The Schedule B-2 Stabilization Work-Out Agreements shall be such agreements that provide for Stabilization upon the conditions of the Modified Stabilization Resolution with respect to a particular Schedule B-2 Bond being achieved.
It shall be a condition to the consummation of each Schedule B-2 Stabilization Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-2 Stabilization Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered; provided that it shall not be a condition to performance or consummation of such Schedule B-2 Stabilization Work-Out Agreement that such Property continue to be a Natixis Approved Property.
(a) Available Schedule B-2 Work-Out Sources. In addition to cash flows generated by the respective Properties and amounts otherwise loaned, advanced or made available by the Centerline Parties for such purpose (which, to the extent loaned or advanced, shall be deemed to be a Receivable and which shall be assigned to CFin Holdings under the Receivables Assignment and Assumption Agreement), the sources to enable the conditions for Stabilization to be met under the Schedule B-2 Work-Out Agreements shall consist of one or more of the following (the “Schedule B-2 Work-Out Sources”):
(i) payments by the Unaffiliated Local General Partners pursuant to the Local Partnership Guaranties;
(ii) the Unfunded Equity Payments;
(iii) payments of Guarantee Fees made by the Credit Enhanced Partnerships to the respective Credit Enhanced Fund GPs, and further distributed to CFin

Holdings (the “True-Up Guaranty Fee Payments”) which is applied to pay off the principal amount of the respective Schedule B-2 Bonds or to acquire subordinate debt;
(iv) funds held by CFin Holdings other than amounts borrowed at any time under the Credit Agreement, which capital is presently $4,878,487.92 (“Existing CFin Holdings Capital”);
(v) amounts paid to CFin Holdings by CCG (or paid directly by Natixis to CFin Holdings) pursuant to Section 2.1(e) (the “Collateral Release Capital” and together with the Unfunded Equity Payments, the True-Up Guaranty Fee Payments and Existing CFin Holdings Capital, the “Unrestricted Stabilization Sources”);
(vi) amounts received by CFin Holdings from the Receivables Assignment made pursuant to the Receivables Assignment and Assumption Agreement (“Available Receivables”);
(vii) excess cash held by CFin that is distributable to CFin Holdings (“CFin Distributions”); and
(viii) with the consent of Natixis, and provided that Stabilization has occurred with respect to all of the Schedule B-1 Bonds, amounts drawn or available to be drawn by CFin Holdings under the Credit Agreement, as such amounts may be increased for such purpose (the “Credit Agreement Draws”).
(b) Obligation to enter into Schedule B-2 Stabilization Work-Out Agreements. The Schedule B-2 Stabilization Work-Out Agreements shall only be entered into if Natixis, CFin Holdings and CCG shall have approved of such Schedule B-2 Stabilization Work-Out Agreements, which consent shall not be unreasonably withheld or delayed and Freddie Mac shall have agreed that upon the consummation of such Schedule B-2 Stabilization Work-Out Agreements it will have determined that the conditions for satisfying Stabilization shall be deemed to have been met, and the allocation of the Schedule B-2 Work-Out Sources that shall be applied to satisfy the obligations under such Schedule B-2 Stabilization Work-Out Agreements shall be made as CFin Holdings, CCG and Natixis shall agree. It shall be a condition to the consummation of each Schedule B-2 Stabilization Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance reasonably acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-2 Stabilization Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered; provided that it shall not be a condition to performance or consummation of such Schedule B-2 Stabilization Work-Out Agreement that such Property continue to be a Natixis Approved Property
(c) Failure to enter into Schedule B-2 Stabilization Work-Out Agreements. If by the Required Stabilization Date, Modified Stabilization Resolutions are not reached with respect to any one or more Schedule B-2 Bonds which Modified Stabilization Resolutions provide for the application of all of the Unrestricted Stabilization Sources, then CCG shall have the right to cause CFin Holdings and CAHA to enter into such Schedule B-2 Stabilization Work-Out Agreements as it, in its discretion, shall determine. Unrestricted

Stabilization Sources may be applied to lend to the respective Credit Enhanced Funds, as Fund Voluntary Loans, amounts that CCG determines in its sole discretion as being appropriate and, notwithstanding anything to the contrary contained herein, including Section 3.2 hereof but subject to Section 3.3 hereof, CCG, on behalf of CFin Holdings, and the Credit Enhanced Fund GP, on behalf of the Credit Enhanced Funds, shall have the right to direct the use of such Unrestricted Stabilization Sources so long as the relevant Property is a Natixis Approved Property at the time such funds are applied.
(d) Termination of Obligations to Satisfy Schedule B-2 Obligations. Notwithstanding the foregoing, each Work-Out Guaranty shall provide that CFin Holdings shall not be required to make any further payments under such Work-Out Guaranty with respect to a specified Schedule B-2 Bond, and such Work-Out Guaranty shall terminate, upon the earlier of:
(i) the Stabilization of a Schedule B-2 Bond; or
(ii) the termination of the respective Investor Return Floor Agreement with the Credit Enhanced Fund investing in the Property financed by the Schedule B-2 Bond; or
(iii) the Required Stabilization Date.
3.1.4 For the avoidance of doubt, CFin Holdings shall have no obligations in respect of Debt Service Shortfall Payments for any Schedule B-2 Bond other than as provided in the related Work-Out Guaranty.
3.1.5 The Work-Out Agreements provided with respect to one or more Schedule B-2 Bonds may provide for a Work-Out Guaranty (a “Limited Support Guaranty”) that provides a pledge of the Unrestricted Stabilization Sources to satisfy the obligation to cause Stabilization to occur, provided that such pledge is subordinate to the assets pledged pursuant to the Credit Agreement or limits recourse to the Unrestricted Stabilization Sources. In order to provide for the allocation of the Unrestricted Stabilization Sources, with the consent of the Administrative Agent, such assets may be segregated in a separate collateral account, junior to the lien of the Credit Agreement.
3.2 Conditions to Advances by CFin Holdings. No Applications (nor any Stabilization Payment made from Unrestricted Stabilization Sources after the Required Stabilization Date) may be made by CFin Holdings unless CCG, as the managing member of CFin Holdings provides, to CFin Holdings and to Natixis (as both Administrative Agent and as Special Member of CFin Holdings) certification in the form of Exhibit 3.2 (the “Advance Certification”), at least six (6) Business Days prior to making such Application or such Stabilization Payment. Any payments by CFin Holdings of (w) Debt Service Shortfall Payments, except as provided in Section 3.1.2; (x) Stabilization Payments made after the Required Stabilization Date from sources other than the Unrestricted Stabilization Sources, (y) any Stabilization Payments from any sources prior to the Required Stabilization Date or (z) after the occurrence of a Cash Freeze Event, shall require the prior consent of Natixis to the making of such payment, as required by Section 5.3. With respect to any Application for which consent is required, if the Advance Certification is delivered as described in the first sentence of this

Section and no objection to the advance described in such Advance Certification is received by the date that payment is to be made as set forth in the Advance Certification (provided that such date of payment is at least six (6) business days after delivery to Natixis of the Advance Certification) by CCG, such consent of Natixis shall be deemed to have been given.
3.3 Overriding Limit on Use of Credit Agreement Proceeds. Notwithstanding anything else to the contrary contained herein or in any of the other Restructuring Documents to which the parties hereto are a party, (i) proceeds of the Loans made on or about the Closing Date (whether used on the Closing Date or thereafter) will be used (x) exclusively for Debt Service Shortfall Payments on Natixis Approved Properties which loan proceeds shall be a first priority source for such Debt Service Shortfall Payments, or (y) to the extent approved by the Administrative Agent, to satisfy obligations to cause Stabilization to occur; (ii) proceeds of other Loans under the Credit Agreement will only be used for Credit Enhanced Fund Expenses (unless otherwise approved by the Lenders); (iii) no amounts on deposit in the Operating Account or the Wachovia Deposit Account or any other funds of CFin Holdings shall be used without the consent of Natixis if a Cash Freeze Event has occurred and is continuing; (iv) CFin Holdings shall not make any Application in respect of Debt Service Shortfall Payments unless the related Property is a Natixis Approved Property; and (v) any Application consisting of cash shall only be made directly to the applicable Credit Enhanced Fund pursuant to its Master Note. In connection with the foregoing provisions of Section 3.3, CFin Holdings shall have no obligations under this Agreement to the extent such obligations would violate the foregoing provisions of this Section 3.3, and CFin Holdings shall not enter into any Work-Out Guaranty unless such Work-Out Guaranty gives effect to the foregoing limits and the other limitations set forth herein.
ARTICLE 4
BOND SERVICER AND ASSET MANAGER; RECEIVABLES ASSIGNMENT; AND
REIMBURSEMENT FOR EXPENSES
4.1 Bond Servicer. Until the Full Distribution Date, CMC shall not take any affirmative action to terminate its agreement with Freddie Mac as Bond Servicer with respect to the Credit Enhanced Fund Bonds and CAHA shall continue to serve as Bond Special Servicer and shall use reasonable commercial efforts to cause such agreement to be extended upon either the termination of such agreement by its terms or events occurring that permit Freddie Mac to terminate such agreement.
4.2 Asset Manager and Management of Credit Enhanced Funds and Credit Enhanced Partnerships. Until the Full Distribution Date:
4.2.1 CAHA agrees that CAHA will continue to perform Asset Management Services for the respective Credit Enhanced Fund so long as (i) Guaranteed Manager is the manager of the Credit Enhanced Fund GP or an Affiliate of CAHA is the general partner of the Credit Enhanced Fund, (ii) CAHA is in the business of providing such services to funds acquiring Tax Credit Investments and (iii) CAHA is compensated for such services in amounts that are comparable to the amounts paid to other market participants which provide similar asset management services.

4.2.2 CAHA shall perform the Asset Management Services (a) in accordance with (i) applicable laws, (ii) the terms of the respective Credit Enhanced Fund Agreements and Credit Enhanced Partnership Agreements; and (iii) the express terms of this Agreement; (b) using a degree of skill and attention no less than that which CAHA presently provides to other funds with Tax Credit Investments in which it serves as asset manager and (c) in a manner consistent with the practices and procedures followed by reasonable and prudent managers of national standing relating to investments similar to the Tax Credit Investments. Without limiting the foregoing, CAHA, in its role as asset manager shall manage all Properties in respect of which Natixis has exposure under the related Investor Return Floor Agreements with a degree of skill and attention that is no less than that which CAHA provides with respect to Properties for which Natixis has no such exposure.
The failure of CAHA to perform in accordance with the standards set forth above in this Section 4.2.2 shall constitute an Operative Event giving rise to the right to exercise rights under the Assignment and Subrogation Agreements.
4.2.3 Unless Guaranteed Manager is an Affiliate of Natixis, Guaranteed Manager agrees that (i) it will not take any affirmative action to cause the Credit Enhanced Fund GPs to withdraw as the general partner of the Credit Enhanced Funds in which the respective Credit Enhanced Fund GP is the general partner; (ii) it will not terminate the arrangements under the Fund Management Agreement, to the extent such arrangements are with respect to the Credit Enhanced Funds and the Credit Enhanced Funds have not removed the Credit Enhanced Fund GP.
4.2.4 Natixis agrees that it will not take any affirmative action to cause the Credit Enhanced Fund GP to be removed as the general partner of any Credit Enhanced Fund or CAHA’s services as asset manager of a Credit Enhanced Fund to be terminated so long as the Credit Enhanced Fund GP or CAHA have not performed such services in a manner that constitutes gross negligence or willful misconduct or willful malfeasance, so long as CAHA shall perform pursuant to Section 4.2.2 and so long as neither the Credit Enhanced Fund GP, CAHA or CCG are Bankrupt. Without limiting the foregoing, if any one or more actions taken, or failures to take action, by CAHA constitute (either individually or in the aggregate) gross negligence or willful malfeasance or willful misconduct in the performance of its duties hereunder or a material breach with respect to the Restructuring Documents, then upon the request of Natixis, CAHA shall cause Guaranteed Manager to resign its duties as manager under the Fund Management Agreement, and shall substitute therefor the replacement manager nominated by Natixis, in respect of all related management functions.
4.2.5 Each of the Assignment and Subrogation Agreements shall be amended and restated as set forth in Section 2.1(g) to reflect the matters set forth therein and in this Section 4.2.
4.3 Receivables Assignment. On the Closing Date, the Receivables Assignors shall assign and convey to CFin Holdings all rights of each Receivables Assignor in and to all present and future Receivables, all pursuant to the Receivables Assignment and Assumption Agreement (the “Receivables Assignment”). A description of each of the items of the Receivables Assignment, and the amount which is currently owed and being assigned is set forth on

Exhibit 4.3. Notwithstanding the specificity of Exhibit 4.3, it is the intent of the parties hereto that the Receivables Assignment shall include (but not be limited to) the transfer of (x) all present and future rights of the Receivable Assignors and their respective wholly owned Subsidiaries to receive all accrued and unpaid fees, receivables, deferral fees, organization fees, acquisition fees, partnership management fees, asset management fees, disposition fees, rights to payment and payments in respect of any and all economic interests, rights and entitlement of every kind and nature whatsoever, including all such amounts which have yet to accrue to the extent such amounts are payable to the Receivable Assignors or their Affiliates from any other Receivables Assignor or the Credit Enhanced Funds, Credit Enhanced Partnerships, any Middle-Tier Entity and Credit Enhanced Local Partnerships, in each case other than the Excluded Fee Rights set forth in Section 4.3.1 (such non-excluded items, collectively, the “Fee Rights”), and (y) all “voluntary loans” and all rights to repayment of amounts advanced by the Centerline Parties directly or indirectly to, or rights of reimbursement from, any other Receivables Assignor or the Credit Enhanced Funds, Credit Enhanced Partnerships or Credit Enhanced Local Partnerships, including all amounts to be evidenced by the Master Notes (collectively, the “Loan Receivables”).
4.3.1 The “Excluded Fee Rights” are the following:
(a) Amounts payable to CCG pursuant to the Success Fee Letter;
(b) Amounts payable to the Centerline Parties for reimbursements of Credit Enhanced Fund Expenses payable to the Centerline Parties pursuant to Section 4.4 hereof not exceeding the limits set forth therein (including without limitation the proviso therein); and
(c) Any amounts receivable by the Centerline Parties or their Affiliates in connection with the ownership of the B Certificate or pursuant to the Bond Servicing Agreement.
4.4 Credit Enhanced Fund Expenses. In consideration for the Receivables Assignors agreeing to make the Receivables Assignment and the obligations of CAHA and Guaranteed Manager under Sections 4.2.1, 4.2.2 and 4.2.3, CFin Holdings agrees that, commencing with the year ending December 31, 2010 and so long as the obligation to pay Guaranteed Obligations are outstanding, it will advance to each Credit Enhanced Fund amounts sufficient to cause the respective Credit Enhanced Fund Expenses of each Credit Enhanced Entity to be paid if and to the extent that the Credit Enhanced Fund does not have sufficient resources to cause such Credit Enhanced Fund Expenses to be paid when such costs are due and payable. Credit Enhanced Fund Expenses required to be paid by CFin Holdings in a calendar year with respect to any Credit Enhanced Fund shall not exceed, for any given year the difference between (x) the amount set forth on Exhibit 4.4 with respect to each Credit Enhanced Fund less (y) the amount of Credit Enhanced Fund Expenses paid by the respective Credit Enhanced Fund with respect to such year; provided, however, that that aggregate amount of Credit Enhanced Fund Expenses required to be paid by CFin Holdings shall not be more than $1,000,000 in the aggregate per calendar year with respect to all Credit Enhanced Funds. The parties hereto agree that the limits and thresholds set forth in the previous sentence shall be no less favorable to CFin Holdings (or Natixis) than any similar limits and/or thresholds applicable to any other similar guarantor of tax credit properties sponsored by the Centerline Parties receiving similar release from repayment obligations, and

(x) to the extent that more favorable terms apply to such other guarantor, this Section 4.4 shall be deemed to be amended as if such more favorable terms were set forth herein mutatis mutandis and (y) if such other guarantor does not provide for reimbursement or subsidies for asset management expenses, the obligations of CFin Holdings under this Section. 4.4 shall terminate.
4.4.1 “Credit Enhanced Fund Expenses” shall be those bona fide, reasonable and customary expenses (excluding any expenses not incurred on an arms’ length basis) incurred in any year, consistent with past practices, commencing with the year ending December 31, 2010, by Guaranteed Manager, CAHA, CCG or their Affiliates on behalf of the Credit Enhanced Entities, including without limitation the Centerline Controlled General Partners related to a Credit Enhanced Fund, in connection with the administration of such Credit Enhanced Fund Group or the asset management of their respective investments. Subject to the foregoing, Credit Enhanced Fund Expenses shall include, without limitation, (i) the actual cost to the Credit Enhanced Entities of goods, services and materials supplied by Persons not Affiliated with the Credit Enhanced Entities or their Affiliates used for or by the Credit Enhanced Entities; (ii) direct travel, reimbursable meal and telephone expenses of employees of CCG who are not Controlling Persons on Credit Enhanced Entity business; (iii) expenses incurred for the Credit Enhanced Entities’ legal, accounting, bookkeeping, computer and printing services; (iv) the cost of preparing the information and the reports required to be delivered to investors in the Credit Enhanced Entities; and (v) the costs to CCG of employing or contracting the services of CCG personnel or third parties to perform administrative services and asset management services on behalf of the Credit Enhanced Entities. Expenses incurred by CCG or its Affiliates in connection with the administration of the Credit Enhanced Entities, including, but not limited to, salaries, fringe benefits and travel expenses of controlling Persons of the Credit Enhanced Fund GP, rent and such other items generally constituting Credit Enhanced Fund GP overhead, shall not constitute Credit Enhanced Fund Expenses. For purposes of this Section 4.4.1, “controlling Persons” shall include any Person who performs functions for a Credit Enhanced Entity or its Affiliates similar to those performed by the chairman or member of the board of directors, executive management, senior management or any Person who holds a 5% or more equity interest in such entity or who has the power to direct or cause the direction of such entity. Credit Enhanced Fund Expenses with respect to each of the Credit Enhanced Fund Groups shall be calculated in the same manner as CCG allocates expenses to other privately issued multiple property funds with corporate investors, which funds have been formed to invest in properties similar to the Properties. The present methodology used by Centerline in allocating such expenses is set forth on Exhibit 4.4 hereto.
4.5 Payment Direction and Assignment of Receivables. As consideration for the obligation of the Receivables Assignors to make the Receivables Assignment:
(a) Guaranteed Manager shall enter into an assignment conveying to CFin Holdings all of its rights to receive from the Credit Enhanced Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement;
(b) each of the Credit Enhanced Fund GPs will acknowledge such assignment and agree to make payments of such fees to CFin Holdings;

(c) all Fund Voluntary Loans shall be evidenced by promissory notes (including the Master Notes), and CAHA shall endorse to CFin Holdings (for further endorsement to the Administrative Agent) the promissory notes evidencing such Fund Voluntary Loans made prior to the date hereof;
(d) each Credit Enhanced Fund and Credit Enhanced Fund GP will acknowledge the granting of such assignment and agree to make repayments of Fund Voluntary Loans when payable to CFin Holdings; and
(e) each of the limited liability company agreements of each of the Credit Enhanced Partnership GPs will be amended to provide that any payments of Guarantee Fee received by such Credit Enhanced Partnership GPs shall be distributed to CFin Holdings, as a member and shall not be distributed to Natixis or any other remaining member.
Notwithstanding the foregoing, all Guarantee Fees received by the Credit Enhanced Partnerships shall be applied when received as contemplated by clause (e) of this Section 4.5.
ARTICLE 5
TERMINATION OR AMENDMENT OF EXISTING DOCUMENTS AND ONGOING AGREEMENTS
5.1 Amendment of CFin Holdings Limited Liability Company Agreement. The existing Limited Liability Company Agreement of CFin Holdings shall be amended and restated in order to reflect, among other things, CFin Holdings’ entering into of the Credit Agreement, and the admission of independent managers.
5.2 Capital Contributions to the Credit Enhanced Funds and Credit Enhanced Partnerships. If the Credit Enhanced Partnerships receive Capital Contributions from their respective limited partners, such Capital Contributions shall only be used for the purpose of contributing such funds to the respective Credit Enhanced Fund or payment of the Guarantee Fee, which is to be applied as set forth in Section 2.1(f). To the extent consistent with the obligations owed to the Credit Enhanced Partnership, all Capital Contributions received by the Credit Enhanced Funds, whether such Capital Contributions are received from the Credit Enhanced Partnerships or in the form of a return of capital (but only to the extent not required by a Credit Enhanced Partnership to make True-Up Payments), are to be retained by the Credit Enhanced Fund solely for the purpose of funding reserves to be applied to make advances to Credit Enhanced Local Partnerships, or payment of Credit Enhanced Fund Expenses.
5.3 Approval of Key Decisions. Notwithstanding anything herein to the contrary, CFin Holdings shall not do, nor shall it be required to do, any of the following without Natixis’ prior written consent (“Natixis Approval Rights”), provided that, unless otherwise provided in Section 3.2, if Natixis has not responded within ten (10) Business Days of any notice of the following by CCG, the failure to so respond shall constitute approval of such action. The Natixis Approval Rights shall be the following:
(a) Approval of the amount of any True-Up Payments or the amount of any payments due on a Guarantee Payment Date;

(b) Any Capital Transactions with respect to the Credit Enhanced Local Partnerships;
(c) Any withdrawal or replacement of a Local General Partner, including the identity of any replacement Local General Partner;
(d) Any payments of Capital Contributions by a Credit Enhanced Fund to a Credit Enhanced Local Partnership if any material condition to such payment required under the respective Local Partnership Agreement has not been materially satisfied;
(e) Making Debt Service Shortfall Payments with respect to any Credit Enhanced Local Partnership, except as expressly provided in Section 3.1.2(b) of this Agreement;
(f) Making Stabilization payments (the “Stabilization Payments”) with respect to any Credit Enhanced Local Partnership, except as expressly provided in Section 3.1.1 or Section 3.1.3 of this Agreement;
(g) The substitution of an investment by a Credit Enhanced Fund in a Local Partnership during the term that the Natixis Investor Return Floor Agreement is outstanding;
(h) The retention by any Credit Enhanced Entity or Credit Enhanced Local Partnership of CCG or its Affiliates to perform services which CCG or its Affiliates do not presently provide to such entities;
(i) Making any Credit Enhanced Fund Expenses exceeding the limits set forth in Section 4.4 (including without limitation the proviso therein); and
(j) Making any other Application.
ARTICLE 6
CONDITIONS PRECEDENT
6.1 Effectiveness. The “Closing Date” shall be the earliest date as of which Natixis shall have received evidence satisfactory to it, in its sole discretion, that each of the following have occurred (and each document to be delivered, and each other event or condition to occur, shall be in form and substance satisfactory to Natixis in its sole discretion):
6.1.1 Documents.
(a) This Agreement shall have been executed and delivered by duly authorized officers of each of Natixis, and each of the Centerline Parties;
(b) The Novation Agreement shall have been executed and delivered by duly authorized officers of each of Natixis, CCG and CFin Holdings;
(c) The CFin Holdings BTB Swap Agreement shall have been executed and delivered by duly authorized officers of each of Natixis and CFin Holdings;

(d) The CFin Holdings Gap Confirmations shall have been executed and delivered by duly authorized officers of Natixis and CFin Holdings;
(e) The consent of the lenders under the BOA Credit Agreement to the transactions contemplated hereby and by the other Restructuring Documents;
(f) The Success Fee Letter shall have been executed and delivered by duly authorized officers of Natixis;
(g) Natixis shall have received all required legal opinions from Paul, Hastings, Janofsky and Walker LLP, including as to corporate, tax and security matters;
(h) the Credit Agreement and each of the other Loan Documents as defined therein shall have been executed and delivered by duly authorized officers of the parties thereto, and all of the conditions precedent set forth in Section 4 thereof shall have been satisfied; and
(i) Natixis shall have received such other documents, agreements, instruments, consents, approvals and opinions as it shall require, in its sole discretion, in connection with this Agreement and the transactions referred to herein or contemplated hereby.
6.1.2 Terms of the Transactions.
(a) CCG shall have assigned, and CFin Holdings shall have assumed the obligations of CCG as a member of the general partner of the respective CCG BTB Credit Enhanced Partnerships, and the limited liability agreements of the respective general partners of the CCG BTB Credit Enhanced Partnerships shall have been amended and restated to, among other things, reflect such assignment and assumption.
(b) CCG shall have paid to CFin Holdings all collateral returned to it that was previously posted to Natixis under the credit support annex to the Existing CCG BTB Swap Agreements.
(c) Guaranteed Manager shall have entered into an assignment conveying to CFin Holdings all of its rights to receive from the Credit Enhanced Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement, which shall have been acknowledged and agreed to by each of the Credit Enhanced Fund GPs.
(d) CAHA and CCG shall have entered into an assignment conveying to CFin Holdings all of their rights to receive repayment of all Fund Voluntary Loans advanced to the Credit Enhanced Funds, which shall have been acknowledged and agreed to by each Credit Enhanced Fund and Credit Enhanced Fund GP and or delivered endorsed promissory notes evidencing the obligation to repay the Fund Voluntary Loans.
(e) Each of the limited liability company agreements of each of the Credit Enhanced Partnership GPs shall have been amended as contemplated herein.

(f) The operating agreement of CFin Holdings shall have been amended and restated as contemplated herein.
(g) The Island Recapitalization shall have occurred contemporaneously herewith.
(h) All other transactions contemplated under Article 5 shall have occurred.
6.1.3 Organizational Proceedings.
(a) Natixis shall have received a copy of the resolutions, in form and substance reasonably satisfactory, of the board of directors, general partner, or other governing body, as applicable, of each of the Centerline Parties authorizing the execution, delivery and performance of each of the Restructuring Documents to which it is a party.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties to Natixis. In order to induce Natixis to enter into this Agreement, (i) each Centerline Party makes the representations and warranties contained in Section 7.1.1, 7.1.2, 7.1.3 and 7.1.4 with respect to such respective Centerline Party to Natixis and (ii) each of CHC, CCG and CAHA make the representations and warranties contained in Section 7.1.4 through Section 7.1.19: to Natixis:
7.1.1 Corporate Status. Each of the Centerline Controlled Entities (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
7.1.2 Corporate Power and Authority; Enforceability. Each of the Centerline Controlled Entities has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Agreement. Each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC has duly executed and delivered this Agreement and such Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC (i) is in compliance with all Applicable Laws, and (ii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.
7.1.3 No Violation. None of (i) the execution, delivery and performance by any Centerline Party or Centerline Controlled Entity of any Restructuring Document and compliance with the terms and provisions therein, or (ii) the consummation of the other transactions contemplated hereby or by the other Restructuring Documents on the relevant dates therefor will (1) contravene any material Applicable Law of any Governmental Authority, (2) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Centerline Controlled Entities (other than Liens under the Security Agreement and the other security agreements contemplated herein) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other contractual obligation to which any such Centerline Controlled Entities or Centerline Party is a party or by which they or any of their property or assets is bound, except with respect to any agreement other than an agreement evidencing indebtedness to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (3) violate any provision of the Organizational Documents of the Centerline Controlled Entities.
7.1.4 Debt of Centerline Entities. As of the Closing Date, none of the Centerline Controlled Entities (other than CHC, CCG, CMC and GP Holdings) has any Debt other than (i) the Fee Rights, (ii) the Loan Receivables, (iii) the Debt set forth in Section 6.01 of the Credit Agreement and (iv) Debt of CAHA in respect of the BOA Credit Agreement. For purposes of this clause, “Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, and (d) any guarantees of the foregoing.
7.1.5 Disclosure. CHC, CCG and CAHA have disclosed to Natixis or its advisors, including TCAM, all agreements, instruments and corporate or other restrictions (including under their respective organizational documents) to which the Credit Enhanced Entities are subject or by which any of their property or activities is bound or subject.
CHC, CCG and CAHA have disclosed to Natixis or its advisors, including TCAM all matters known to it with respect to the Credit Enhanced Entities that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
None of the reports, financial statements, certificates or other information furnished or given by CHC, CCG or CAHA on behalf of any Centerline Party to Natixis or its advisors, including TCAM in connection with the negotiation of this Agreement, the Receivables Assignment and Assumption Agreement, the Master Notes, the Novation Agreement, the CFin Holdings BTB Swap Agreement, the Amended and Restated Credit Enhanced GP Agreements and the CFin Holdings Gap Confirmations (collectively, the “Restructuring Documents”) or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when considered as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Natixis that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (ii) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that CHC, CCG and CAHA represent and warrant to Natixis that they, in good faith, have no reason to believe that such information is materially incorrect.
7.1.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement, except in the case of either clause (a) or (b), such as have been obtained or made and are in full force and effect.
7.1.7 Solvency. Taking into account the obligations hereunder, each of the Centerline Parties, is on a consolidated basis, taken as a whole, Solvent, and will be Solvent following the consummation of the transactions contemplated hereby. Taking into account the transactions contemplated herein, each of the Credit Enhanced Entities and CFin Holdings is Solvent, and will be Solvent following the consummation of the transactions contemplated hereby.
7.1.8 Liens. CHC, CCG and CAHA represent that there are no Liens on the property or assets of any Credit Enhanced Entity, CAHA, and Guaranteed Manager other than (i) Liens on the Fee Rights and the Loan Receivables in favor of CFin Holdings and Natixis, as Administrative Agent under Credit Agreement, (ii) Liens on the limited partnership interests of the Credit Enhanced Funds interest in the Local Partnerships securing the obligations of the Credit Enhanced Fund to make contributions to the Local Partnerships, (iii) Liens on the partnership interests of the Credit Enhanced Partnership GPs in each Credit Enhanced Fund GP pursuant to the Assignment and Subrogation Agreements, (iv) the Liens set forth in Section 6.02 of the Credit Agreement; and (v) with respect to CAHA, Liens pursuant to the BOA Credit Agreement. Notwithstanding the foregoing, no representation is made with respect to any rights or liens with respect to any rights to Fee Rights or Loan Receivables which have been obtained by the Centerline Parties from former Local General Partners (or their Affiliates) not affiliated with any Centerline Party, including rights to development fees or other fees, other than that the Centerline Parties have not affirmatively agreed to any liens with respect to such rights.

7.1.9 Ownership. CHC, CCG and CAHA represent that Exhibit 7.1.10 sets forth a complete and accurate chart, in all material respects, of each of the Centerline Global Entities (excluding CHC and CCG) and their Subsidiaries, including (i) the legal name of each such Centerline Global Entity, (ii) the jurisdiction of organization of each such Centerline Global Entity, (iii) each Person that has an ownership interest (including minority interests) in each such Centerline Global Entity, including (1) the percentage voting ownership and percentage economic ownership of each such Centerline Global Entity, and (2) any unfunded equity commitments with respect to each such Centerline Global Entity, and (iv) the manager and/or servicer with respect to each such Centerline Global Entity.
7.1.10 Receivables. CHC, CCG and CAHA represent that Exhibit 4.3 sets forth a complete and accurate list of all Fee Rights and Loan Receivables from the Credit Enhanced Local Partnerships to the Credit Enhanced Funds and of all Fund Voluntary Loans from the Credit Enhanced Funds to the Credit Enhanced Local Partnerships outstanding as of the date indicated on Exhibit 4.3, including with respect thereof (i) the name of the Payor, (ii) the obligor that is the payee, (iii) the amount thereof, (iv) the legal document under which such Fee Right or Loan Receivable has arisen, and (v) the type of such asset. All Fee Rights and Loan Receivables are held by the parties that have assigned them to CFin Holdings pursuant to the Receivables Assignment and Assumption Agreement and all present and future rights to all Fee Rights and Loan Receivables have been transferred to CFin Holdings pursuant to such Receivables Assignment and Assumption Agreement. Other than as disclosed on Exhibit 4.3, there are no other agreements, instruments or other legal documents known to CHC, CCG and CAHA that will or could give rise to any Fee Rights and Loan Receivables.
Each of the Fee Rights and Loan Receivables is properly recorded in all material respects on the books and records of the applicable Credit Enhanced Entity.
7.1.11 Projections. The projections of the (i) current average amounts and the future expected amounts of Credit Enhanced Fund Expenses, (ii) the required amounts to achieve Stabilization for each of the Schedule B-1 Bonds as set forth on Schedule B-1 annexed, (iii) required amounts to achieve Stabilization for each of the Schedule B-2 Bonds, and (iv) the amount of the Debt Service Shortfall Payments, delivered to Natixis on or before the Closing Date were prepared in good faith based upon current information available to the Bond Servicer and to the best of each Centerline Party’s knowledge is a reasonable approximation of the amount of such obligations and assumptions believed by CHC, CCG and CAHA to be reasonable at the time made; provided that, (x) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Natixis that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (y) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that CHC, CCG and CAHA represent and warrant to Natixis that they, in good faith, have no reason to believe that such information is materially incorrect.
7.1.12 Local Partnership Voluntary Loans. CHC, CCG and CAHA represent that as of the Closing Date, there are no direct “voluntary loans” or other loans or Fund Voluntary Loans made by any of the Centerline Parties to any Centerline Party or Affiliate thereof, except those set forth on Exhibit 4.3.
7.1.13 Taxes and Other Obligations. Each of the Credit Enhanced Entities and Guaranteed Manager has paid or caused to be paid all material payments, expenses and Taxes required to have been paid by it, except where such payments and expenses are Fund Voluntary Loans, Fee Rights or Loan Receivables.
7.1.14 Uniform Commercial Code Financing Statements. CHC, CCG and CAHA represent that Exhibit 7.1.15 sets forth a complete and accurate list, in all material respects, of each Uniform Commercial Code financing statement filed against the entity listed thereon.
7.1.15 Disposition Fees. CHC, CCG and CAHA represent that there have been no Disposition Fees on or prior to the Closing Date with respect to any of the Centerline Global Entities.
7.1.16 Employees. CHC, CCG and CAHA represent that no employees of CHC, CCG or CAHA or any Credit Enhanced Entity hold any Receivables.
7.1.17 Compliance with Laws. CHC, CCG and CAHA represent that each of the Controlled Entities is in compliance with all Applicable Laws binding upon it or its property, in each case, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect. No ERISA Event (as defined in the Credit Agreement and substituting CHC for each reference to “Borrower” in such definition) has occurred.
7.1.18 Centerline Controlled Local Partnership GPs. For each of the Credit Enhanced Local Partnerships where Centerline has replaced the general partner, it has disaffiliated its entities from a tax perspective so as not to cause potential “partner non-recourse debt” issues.
7.2 Representations and Warranties to Centerline Parties. In order to induce each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC to enter into this Agreement, Natixis makes the following representations and warranties to each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC:
7.2.1 Corporate Status. Natixis (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

7.2.2 Corporate Power and Authority. Natixis has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. Natixis has duly executed and delivered this Agreement.
ARTICLE 8
COVENANTS
8.1 Management of Investments. Each Centerline Party agrees to use reasonable commercial efforts within its capacity as asset manager, without any obligation to expend funds other than as required herein, to cause the Credit Enhanced Local Partnerships to operate their Properties in compliance with the requirements under Section 42 of the Code and in a manner so as to avoid recapture of Tax Credits.
8.2 Information with Respect to Bonds. The Centerline Parties shall promptly provide to Natixis all amendments to the documents executed in connection with the Credit Enhanced Fund Bonds when received.
8.3 Fees and Loans. Each Centerline Parties covenants that they will respect the structure of ownership of the Credit Enhanced Entities and CFin Holdings and will cause fees and payments to be made as contemplated by such structure.
8.4 Removal of Agents. No Centerline Controlled Entity will cause or permit the removal of any Person controlling, or any manager, servicer, advisor or general partner in respect of, any Subject Party without Natixis’ consent. As used in this Article 8, “Subject Party” means each Credit Enhanced Entity and each Credit Enhanced Local Partnership.
8.5 Modification of Primary Agreements. No Centerline Controlled Entity will cause or permit any amendment, supplement, waiver, consent or modification to any of the organizational documents of any Subject Party, any debt or reimbursement agreement between a Credit Enhanced Local Partnership (to the extent any Centerline Controlled Entity is the general partner in respect thereof) and the issuer of the related Credit Enhanced Fund Bonds, or any other similar agreement or any management, servicing or advisory agreement with any Subject Party. No Centerline Controlled Entity will amend the Bond Reimbursement Agreement in any manner that would materially reduce the rights of the Centerline Controlled Entity to perform its obligations contemplated under this Agreement. No Centerline Controlled Entity will amend any Work-Out Agreement or Work-Out Guaranty without the consent of Natixis. Notwithstanding any provision of this Section 8.5 that may be deemed to limit the rights and obligations of the CMC, CSI or CAHA, in their capacities as Bond Servicer, sub-servicer or special sub-servicer, each of CMC, CSI or CAHA are not constrained by any provision of the first two sentences of this Section 8.5 to the extent such provision relates to a Credit Enhanced Local Partnership and may be deemed to limit the potential actions that they may make in their respective capacities of bond servicer, sub-servicer or special sub-service of any debt securing the Properties or their fiduciary duties to others whom they have a fiduciary relationship in such capacities.

8.6 Use of Master Note. No Centerline Party will make any Fund Voluntary Loan unless (i) through the Master Note and (ii) through a Receivables Assignor, with respect to which CFin Holdings is the payee thereof.
8.7 Update of Information. CHC, CCG and CAHA shall provide to Natixis an updated Exhibit 4.3 each calendar quarter and shall certify that such updated Exhibit 4.3 is true and correct in all material respects. Each of CHC, CCG and CAHA shall promptly provide to Natixis such information related to the Subject Parties as Natixis shall reasonably request. In addition, each of CHC, CCG and CAHA shall promptly provide to Natixis (i) copies of all notices delivered under the “Investor Services Agreement” referenced in the operating agreement of CFin and (ii) copies of all amendments, supplements, waivers or consents with respect to the documents executed in connection with the Credit Enhanced Fund Bonds when received.
8.8 Disclosure of Local General Partner Information. CAHA shall provide to Natixis for use only upon the removal or resignation of the Asset Manager, the names, addresses, contact Person and contact information for each of the Local General Partners and the principals thereof. Until such time as Guaranteed Manager shall cease to be the Asset Manager with respect to the Credit Enhanced Funds, such information so delivered shall be kept confidential and shall not be disclosed to any third party, including, without limitation, any competitor of Centerline.
8.9 Access to Information. CHC, CCG and CAHA will permit any representatives designated by Natixis, upon reasonable prior notice and during normal business hours, to visit and inspect the properties of any Subject Party, to examine and make extracts from the books and records any information with respect to the Subject Parties (but, with respect to the Credit Enhanced Local Partnerships, only if the Local General Partner is an Affiliate of CAHA), and to discuss the affairs, finances and condition of the Subject Parties with the officers and independent accountants of CHC, CCG and CAHA, all at such reasonable times during normal business hours and as often as reasonably requested.
8.10 Books and Records. Each Subject Party (other than the Credit Enhanced Local Partnerships) shall maintain its books and records, and report its financial results and results of operations, in accordance with GAAP and in accordance with customary lower income tax credit industry practice, in each case consistently applied.
8.11 Debt. No Centerline Controlled Entities (other than CHC, CAHA, CMC CCG and GP Holdings) shall have any Debt (as defined above) other than (i) the Fee Rights, (ii) the Loan Receivables and, the Debt set forth in Section 6.01 of the Credit Agreement.
8.12 Subordination. To the extent any Centerline Controlled Entity or its affiliates holds any debt of any Subject Party, such Person hereby agrees to subordinate such debt to the Fee Rights and the Loan Receivables under the Full Distribution Date.
8.13 Costs and Expenses. Each of CHC, CCG and CAHA will cause the Subject Parties to pay only reasonable expenses and costs (other than Fee Rights and the Loan Receivables) in the ordinary course of business consistent with past practice on an arm’s length basis and to parties not affiliated with the Centerline Parties.

8.14 Cooperation with Advisors. CAHA and CCG shall (and CCG shall cause each of its Subsidiaries to) comply with any request by Natixis to provide information to or otherwise cooperate with any advisors appointed by Natixis in relation to the Properties and the Credit Enhanced Entities, including without limitation, Tax Credit Asset Management, a division of R.J. Finlay & Co.
8.15 Determination of Taxability. CHC and CCG hereby covenant and agree that (I) if any Schedule B-2 Bond which financed a property in which a Credit Enhanced Partnership indirectly has invested (a “Natixis Portfolio Bond”) owned by CHC or CCG or any affiliate thereof is subject to a Determination of Taxability (as defined in the Indenture pursuant to which such Natixis Portfolio Bond is issued), prior to Stabilization of such Schedule B-2 Bond CHC and CCG shall not present such Natixis Portfolio Bond for mandatory redemption (irrespective of the right to do so under the documents pertaining to such Stabilization Work-Out Bond), and (II) if Freddie Mac is the owner of a Natixis Portfolio Bond that is subject to a Determination of Taxability, CHC and CCG shall cause SPV I to acquire such Natixis Portfolio Bond by causing a Release Event (as defined in the Bond Reimbursement Agreement) and, once acquired, such Natixis Portfolio Bond shall not be presented for mandatory redemption (irrespective of the right to do so under the documents pertaining to such Natixis Portfolio Bond).
ARTICLE 9
MISCELLANEOUS
9.1 Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement, nor any terms hereof may be amended, supplemented, modified or waived except with the written consent of each of the parties hereto.
9.2 Notices and Other Communications; Facsimile Copies.
9.2.1 General. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified and sent to the address or facsimile number as indicated below, or (ii) addressed to such other address as shall be notified in writing to each other party hereto.
If to a Centerline Party, to:
c/o Centerline Affordable Housing Advisors LLC
625 Madison Avenue
New York, New York 10022
Attention: Andrew J. Weil
Phone: (212) 521-6394
Fax: (212) 751-3550
with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
First Floor
New York, New York 10022
Attention: Alan S. Cohen, Esq.
Phone: (212) 318-6075
Fax: (212) 230-5160
If to Natixis, to:
Natixis Financial Products Inc.
9 West 57th Street, 35th Floor
New York, NY 10019
Attention: Kevin Alexander
Phone: (212) 891-1943
Fax: (212) 891-6265
with a copy to:
Natixis Financial Products Inc.
9 West 57th Street, 35th Floor
New York, NY 10019
Attention: General Counsel
Phone: (212) 891-6191
Fax: (212) 891-1922
9.2.2 Effectiveness. All communications described in Section 9.2.1 above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in Section 9.2.1 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
9.3 Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery of this Agreement.
9.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Natixis (and any attempted assignment or transfer by such Person without such consent shall be null and void) and (ii) Natixis may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of CFin Holdings and CCG, which consent shall not be unreasonably withheld, and no consent shall be required for a transfer to an Affiliate or if an Event of Default or Cash Freeze Event has occurred. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
9.5 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
9.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.7 No Petition. Each Centerline Party hereby agrees (which agreement shall be binding upon its successors, assigns and participants) that, notwithstanding any other provision of this Agreement to the contrary, it shall not, prior to the date that is one year and one day (or, if longer, one day longer than any applicable preference period then in effect) after the Full Distribution Date, institute against, or join any other Person in instituting against, CFin Holdings, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws. Nothing in this Section 9.7 shall preclude, or be deemed to stop, such party (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by CFin Holdings or (B) any involuntary insolvency proceeding filed or commenced by a Person other than such party or any of its Affiliates or (ii) from commencing against CFin Holdings or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.
Each Centerline Party agrees that the terms of this Section 9.7 are for the benefit of the Administrative Agent and the Lender (and their respective successors, assigns and participants) under the Credit Agreement, and shall be directly enforceable by the Administrative Agent (on behalf of itself and the Lender and their respective successors, assigns and participants), including, without limitation, by injunctive relief and other specific performance, as if such Persons were direct parties hereto.
CFin Holdings agrees that it shall not, after the date hereof, become party to any agreement that does not include “non-petition” provisions therein that are substantively the same as the provisions set forth above in this Section 9.7 (and shall not amend or eliminate any “non-petition” provisions in any agreement to which it is party).
The provisions of this Section 9.7 shall survive termination of this Agreement.
9.8 Third Party Beneficiary. Notwithstanding anything herein to the contrary, the parties hereto agree that the Administrative Agent shall be an express direct third party beneficiary of all of the agreements, undertakings and obligations of the Centerline Parties, and shall have all of the rights and benefits of CFin Holdings, contained in this Agreement as if the Administrative Agent was a party hereto.
Each Centerline Party hereby acknowledges that all of CFin Holdings’ assets (including, without limitation, its rights under this Agreement) have been pledged to the Administrative Agent under the Credit Agreement to secure CFin Holdings’ obligations thereunder and the other Secured Obligations under the Security Agreement referred to therein.
Each Centerline Party hereby acknowledges and agrees that the Administrative Agent shall have the direct right to enforce any of the rights of and benefits granted to CFin Holdings under this Agreement (but neither the Administrative Agent or the Lender (or any of their respective successors, assigns or participants) shall assume or otherwise be obligated to perform any of CFin Holding’s obligations hereunder). This Agreement shall not be amended, supplemented or modified, nor shall any waiver with respect hereto be granted, without the prior written consent of the Administrative Agent.
9.9 Arm’s-Length Transaction. The Parties hereto acknowledge and agree that the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Centerline Entities, on the one hand, and CFin Holdings and Natixis on the other, and in connection therewith, (i) Natixis has not assumed an advisory or fiduciary responsibility in favor of the Centerline Parties, their Subsidiaries, equity holders or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or any other obligation to the Centerline Parties except the obligations expressly set forth in or contemplated by this Agreement and (ii) Natixis is acting solely as a principal and not as the agent or fiduciary of the Centerline Parties, their Subsidiaries, equity holders, Affiliates, creditors or any other Person. The Centerline Parties have consulted their own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Centerline Parties agree that they will not claim that Natixis has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Centerline Parties or their Subsidiaries, in connection with such transactions.
9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.11 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 9.2 or at such other address of the parties hereto shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.11 any special, exemplary, punitive or consequential damages.
(f) WAIVERS OF JURY TRIAL. EACH OF THE CENTERLINE PARTIES AND NATIXIS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE GUARANTEED MANAGER LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer
[SIGNATURES CONTINUE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERLINE FINANCIAL HOLDINGS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chairman

CENTERLINE MORTGAGE CAPITAL INC.
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer
[SIGNATURES CONTINUE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATIXIS FINANCIAL PRODUCTS INC.
By:	/s/ Kevin Alexander
	Name:	Kevin Alexander
	Title:	MD

By:	/s/ Thomas Sharpe
	Name:	Thomas Sharpe
Title: